Exhibit 4.1

Execution Version

FOURTH SUPPLEMENTAL INDENTURE

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 30, 2014, by and among BEAM SUNTORY INC., a Delaware corporation (formerly known as Beam Inc., formerly American Brands, Inc.) (the “Company”), SUNTORY HOLDINGS LIMITED, a Japanese corporation (kabushiki kaisha) (“Parent”), and THE BANK OF NEW YORK MELLON, as trustee (as successor to The Chase Manhattan Bank, formerly known as Chemical Bank, which was a successor by merger to Manufacturers Hanover Trust Company) (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture (as defined below).

RECITALS OF THE COMPANY AND PARENT

WHEREAS, the Company and the Trustee have entered into an Indenture dated as of July 15, 1988, a First Supplemental Indenture dated as of November 14, 1990, a Second Supplemental Indenture dated as of September 1, 1991 and a Third Supplemental Indenture dated as of May 28, 1997 (hereinafter, collectively, the “Indenture”);

WHEREAS, pursuant to Section 9.01(3) of the Indenture, without the consent of the Holders, the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture to amend and supplement the Indenture to make any provisions with respect to matters arising under the Indenture in such manner as shall not adversely affect the interests of the Holders of Outstanding Securities of any series in any material respect;

WHEREAS, the Company, Parent and SUS Merger Sub Limited, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of January 12, 2014 (as amended, modified or supplemented from time to time, the “Merger Agreement”), pursuant to which, as of April 30, 2014, Merger Sub has merged with and into the Company, resulting in the Company surviving as a wholly-owned subsidiary of Parent;

WHEREAS, Parent wishes to fully and unconditionally guarantee the Company’s payment obligations under the Securities and the Indenture pursuant to the terms set forth herein;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the Company and Parent have requested and hereby request that the Trustee join in the execution and delivery of this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree, for the equal and ratable benefit of the Holders, as follows:

ARTICLE ONE

AMENDMENTS

SECTION 1.1. Definitions. Section 1.01 of the Indenture is hereby amended by adding the following definitions in their proper alphabetical order:

“Parent” means Suntory Holdings Limited, a Japanese corporation (kabushiki kaisha), until a successor replaces it and, thereafter, means such successor.

“Parent Guarantee” means the guarantee by Parent, on a senior unsecured basis, of the payment obligations of the Company under this Indenture and any Outstanding Securities, as provided in Article Sixteen hereof.

SECTION 1.2 Parent Guarantee. The following “ARTICLE SIXTEEN” shall be added to the Indenture between ARTICLE FIFTEEN thereof and the TESTIMONIUM thereof:

“ARTICLE SIXTEEN

GUARANTEES

Section 16.01. Parent Guarantee. Parent hereby agrees as follows:

(a) Subject to this Article Sixteen, Parent hereby unconditionally guarantees to each Holder of a Security authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Securities or the obligations of the Company hereunder or thereunder, that:

(i) the principal of, and interest and premium on, the Securities shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Securities, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Security or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, Parent shall be obligated to pay the same immediately. Parent agrees that this is a guarantee of payment and not a guarantee of collection.

(b) Parent hereby agrees that, to the fullest extent permitted by applicable law, its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Securities or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Securities with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Parent hereby waives, to the fullest extent permitted by applicable law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that the Parent Guarantee shall not be discharged except by complete performance of the obligations contained in the Securities and this Indenture or as set forth in Section 16.03 hereof.

(c) If any Holder or the Trustee is required by any court or otherwise to return to the Company, Parent or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or Parent, any amount paid either to the Trustee or such Holder while the Parent Guarantee is in effect, the Parent Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Parent agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Parent further agrees that, as between the Parent, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Five hereof for the purposes of this Article Sixteen, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Five hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by Parent for the purposes of the Parent Guarantee.

(e) In case any provision of this Article Sixteen shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(f) The obligations of the Parent under the Parent Guarantee shall be a general unsecured senior obligation of Parent and shall be pari passu in right of payment with any existing and future senior unsecured indebtedness of Parent, except for any indebtedness mandatorily preferred by law, and will be senior in right of payment to any existing or future subordinated indebtedness of Parent.

(g) Parent agrees that the Parent Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of the Parent Guarantee on the Securities.

Section 16.02. Successors.

Except as otherwise provided in Section 16.03, the Parent Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Parent and the successors thereof, and shall inure to the benefit of (and be enforceable by) the Trustee and the Holders from time to time, or their respective successors or assignees, until this Indenture shall have been satisfied and discharged in accordance with the terms thereof, and the principal of and interest, if any, on the Securities, and the obligations of Parent in respect of the Guarantee, have been satisfied by payment in full.

Section 16.03. Release of Parent Guarantee.

The Parent Guarantee shall be automatically and unconditionally released and discharged, and no further action by Parent, the Company, any Holder or the Trustee is required for the release of the Parent Guarantee, upon the occurrence of any of the following: (i) the Company exercising its defeasance option in accordance with Section 4.03 hereof; (ii) the Company’s obligations under this Indenture being discharged in accordance with the terms of this Indenture; (iii) any sale, exchange or transfer (by merger or otherwise) of all of the capital stock of the Company or of all or substantially all of the assets of the Company to an entity that is not the Parent or a Subsidiary of Parent; or (iv) an initial public offering of common stock of the Company.

Section 16.04. No Recourse Against Others.

No past, present or future director, officer, employee, incorporator or stockholder of Parent shall have any liability for any obligations of Parent under the Securities, this Indenture or the Parent Guarantee for any claim based on, in respect of, or by reason of, such obligations or their creation.

Section 16.05. No Adverse Interpretation.

This Article Sixteen may not be used to interpret another indenture, loan, security or debt agreement of Parent, and no such indenture, loan, security or debt agreement may be used to interpret this Article Sixteen.”

ARTICLE TWO

MISCELLANEOUS

SECTION 2.1. Notices. Any request, demand, authorization, direction, notice, consent, waiver or act of Holders or other document provided or permitted by this instrument to be made upon, given or furnished to, or filed with Parent shall be sufficient for every purpose under this instrument if made, given, furnished or filed in writing to or with:

Suntory Holdings Limited

2-2-3 Daiba, Minato-ku

Tokyo 135-8631, Japan

Attention:     Legal Department

With a copy to (for information purposes only, which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement of the Indenture or hereof):

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:	Paul J. Shim
Benet O’Reilly
Margaret S. Peponis

SECTION 2.2. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS GOVERNING THE INDENTURE AND ITS CONSTRUCTION.

SECTION 2.3 Submission to Jurisdiction. Parent hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the Borough of Manhattan, City and State of New York over any suit, action or proceeding with respect to this Supplemental Indenture, the Indenture or the transactions contemplated hereby or thereby. Parent waives, to the fullest extent permitted by law, any objection that it may have to the venue of any suit, action or proceeding with respect to this Supplemental Indenture, the Indenture or the transactions contemplated hereby or thereby in the courts of the State of New York of the courts of the United States of America, in each case, located in the Borough of Manhattan, City and State of New York, or that such suit, action or proceeding brought in the courts of the State of New York of the courts of the United States of America, in each case, located in the Borough of Manhattan, City and State of New York was brought in an inconvenient court and agrees not to plead or claim the same. Parent hereby appoints the Company to act as its agent for service of process for purposes of this Section 2.3.

SECTION 2.4. Execution and Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “pdf” or “tif”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “pdf” or “tif”) shall be deemed to be their original signatures for all purposes.

SECTION 2.5. Benefits Acknowledged. The Parent Guarantee is subject to the terms and conditions set forth in this Supplemental Indenture. Parent acknowledges that it will receive direct and indirect benefits from the arrangements contemplated by this Supplemental Indenture and the Parent Guarantee and that the guarantee and waivers made by it pursuant to the Parent Guarantee are knowingly made in contemplation of such benefits.

SECTION 2.6. Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction hereof.

SECTION 2.7. Successors. All agreements of Parent in this Supplemental Indenture shall bind its successors, except as otherwise provided herein. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 2.8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by Parent and the Company, and the Trustee assumes no responsibility for the correctness thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Fourth Supplemental Indenture to be executed as of the date first above written.

SUNTORY HOLDINGS LIMITED

By:	/s/ Kozo Chiji
Name:	Kozo Chiji
Title:	Managing Executive Officer
Chief Operating Officer
Finance and Accounting Division

BEAM SUNTORY INC.

By:	/s/ William Lindquist
Name:	William Lindquist
Title:	Assistant Treasurer

[Signature page to Fourth Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
Name:	Laurence J. O’Brien
Title:	Vice President

[Signature page to Fourth Supplemental Indenture]